FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
April 28, 2011	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS INCREASED 1st QUARTER 2011 NET INCOME

REVENUE INCREASED BY 8% OVER THE SAME QUARTER OF 2010

STRONG GROWTH IN DEPOSITS, C&I LENDING AND INVESTMENT IN MARKET OPPORTUNITIES

WILMINGTON, Del., WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $4.2 million or $0.40 per diluted common share for the first quarter of 2011 compared to net income of $2.1 million or $0.16 per diluted common share for the fourth quarter of 2010 and net income of $514,000 or a loss of $0.03 per common share (after subtracting preferred share dividends) for the first quarter of 2010.

Highlights:

•	Customer funding growth continued at strong levels, increasing $71.1 million, or 3% (11% annualized), from December 31, 2010 and $359.7 million, or 15%, from March 31, 2010.
•
Commercial and Industrial (“C&I”) lending accelerated, increasing $48.9 million, or 4% (16% annualized), from December 31, 2010, reflecting the addition of ten seasoned lenders in Delaware and Southeast Pennsylvania markets over the past year.

•	Total revenue for the first quarter of 2011 grew 3% (not annualized) from the fourth quarter of 2010 and 8% compared to the first quarter of 2010.
•
Fee income now represents 31% of total revenue, compared to 28% in the fourth quarter of 2010 and 27% for the first quarter of 2010 as a result of strong growth in fiduciary and investment management income.

•
Leading asset quality indicators continued to show stable to improved trends as total Problem Loans (all criticized, classified and nonperforming loans and other real estate owned) decreased an additional 6% during the quarter, and now represent less than 10% of total loans.  Portfolio delinquencies (which include delinquent nonperforming loans) remained under 3%.

•
The total of the provision for loan losses, loan workout expense, OREO expense and letter of credit reserve (together “Credit Costs”) decreased $3.1 million from $11.5 million in the fourth quarter of 2010 to $8.4 million in the first quarter 2011.

•	WSFS announced a quarterly common dividend of $0.12 per share.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “The first quarter of 2011 results began to reflect our significant acceleration of investment in Associates, branch network and infrastructure to continue to gain market share during a period of unprecedented banking disruption in Delaware and southeastern Pennsylvania.  This quarter also reflected our first full quarter with Christiana Trust as part of our franchise, significantly improving and diversifying our fee income base.

“Growth in deposits, almost exclusively core deposits, continued at a double-digit pace despite seasonal draws on public fund accounts.  This growth was aided by an anniversary savings promotion that attracted more than $90 million in balances from new and existing customers.  And, even though bad weather further dampened the winter’s slow season, lending picked up considerably beginning in March as commercial customers continued to switch to WSFS.  This growth was supported by significant investment in our franchise including the acceleration of investments originally planned for future years in order to capitalize on the extraordinary opportunities we currently see in our markets.  Given our market place dynamics, this is literally an every-hundred-year opportunity for us.  It is a time to invest boldly and wisely for the future. We believe we are doing both.

“Asset quality trends continued their dichotomy this quarter, which is expected at this phase of the credit cycle.  The good news is that many of our customers who were affected by the weak economy have been able to successfully adjust to the environment.  As a result, an increasing number of loans are migrating off of our problem loan list and fewer loans are becoming new problem loans.  However, certain previously identified problem loans were moved to nonaccrual status as the third straight year of weak economic conditions further impacted a few already stressed borrowers.  For the most part, these loans had been identified as problems, in many cases several quarters ago, and have been appropriately reserved for.

“The combination of these factors led to a significant decrease in overall credit costs.   Costs related to nonperforming assets, including loan workout and OREO expenses, increased from recent quarters.  However, the costs related to new problem loans and loan migration between risk rating categories improved significantly, and resulted in a significantly lower provision for loan losses.

“Overall, as our results show, we are fervently pursuing current market opportunities which we believe will build long-term franchise value.”

First Quarter 2011 Discussion of Financial Results

Net interest margin
The net interest margin for the first quarter of 2011 was 3.56%, a seven basis point decrease from 3.63% reported for the fourth quarter of 2010.  Net interest income for the first quarter was $30.3 million, a slight decrease from the $30.5 million reported during the fourth quarter of 2010.  Net interest income increased $911,000, or 3%, and the net interest margin decreased one basis point, over the amounts reported for the first quarter of 2010.

The linked-quarter decrease in net interest margin and net interest income is the result of a number of factors.  While earning asset yields and interest-bearing liability costs both decreased, asset yields declined slightly faster.  Reinvestment of proceeds from mortgage-backed securities (MBS) sales and pay-downs over the past several months was at significantly lower rates, reflecting the short duration, strong credit quality and current market rates for our MBS investments.  Further, reported yields on commercial loans declined in comparison to the prior quarter, in large part due to adjustments such as nonaccrual interest adjustments made during the period. In addition, deposit costs were impacted by an increase in the rate paid for savings accounts, as a result of the Company’s successful anniversary savings account promotion.  Finally, the linked-quarter comparison was negatively impacted by the fewer number of days in this quarter.

Customer funding
The Company’s customer funding continued to grow during the first quarter of 2011, with strong growth in core deposits outpacing seasonal declines in municipal deposits.

Total customer funding was $2.7 billion at March 31, 2011, an increase of $71.1 million, or 3% (11% annualized), over levels reported at December 31, 2010.  The largest single contributor to this growth was a $111.5 million increase in savings accounts which included a promotional account issued in conjunction with the Company’s anniversary.  In addition, noninterest and interest-bearing DDAs increased a significant $37.1 million and $10.2 million, respectively from December 31, 2010.  Offsetting this growth was the expected seasonal decrease in a limited number of public fund accounts (primarily school districts) of $51.4 million, which were predominantly held in money market accounts.

Customer funding increased $359.7 million, or 15%, over balances at March 31, 2010.  This growth was primarily in core deposit accounts and included a $173.8 million increase from the Christiana Bank & Trust acquisition in December of 2010.

The following table summarizes current customer funding balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	March 31, 2011		December 31, 2010		March 31, 2010

Noninterest demand	$505,154	19%	$468,098	18%	$435,812	19%
Interest-bearing demand	322,749	12	312,546	12	259,140	11
Savings	366,790	14	255,340	10	237,502	10
Money market	684,996	25	743,808	28	608,342	26
Total core deposits	1,879,689	70	1,779,792	68	1,540,796	66
Customer time	776,410	29	781,976	30	747,828	32
Total customer deposits	2,656,099	99	2,561,768	98	2,288,624	98
Customer sweep accounts	38,427	1	61,636	2	46,215	2
Total customer funding	$2,694,526	100%	$2,623,404	100%	$2,334,839	100%

Net loans

The Company experienced accelerated growth in our C&I loan portfolio.  Overall loan growth was positive, but tempered by ongoing intentional reductions in construction loans and residential mortgages.

Total net loans were $2.6 billion at March 31, 2011, an increase of $16.2 million compared to the prior quarter end, mainly due to an increase in C&I loans which grew $48.9 million, or 16% annualized, from December 31, 2010.  C&I loan growth accelerated as the Company capitalized on the disruption in the Delaware and southeastern Pennsylvania markets, aided by the recent hiring of seasoned lending professionals.  As in recent quarters, this growth was offset by intentional reductions of $19.5 million in residential mortgage loans and $11.6 million in construction loan balances during the first quarter of 2011.  Construction loans now total only $129.0 million, or less than 5% of gross loans, including residential construction loans which total $59.9 million, or only 2% of gross loans.

Net loans increased $127.3 million compared to March 31, 2010.  This increase included $106.2 million of loans acquired from the Christiana Bank & Trust acquisition in the fourth quarter of 2010.  Excluding these balances, total commercial loans grew $87.3 million, or 5%, over the prior year despite the intentional decline of $72.8 million, or 36%, in construction loans.  Residential mortgage loans also decreased $46.1 million over the year as a result of the Company’s originate-and-sell strategy.

The following table summarizes current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	March 31, 2011		December 31, 2010		March 31, 2010
Commercial & industrial	$1,286,976	50%	$1,238,046	48%	$1,139,027	46%
Commercial real estate	622,241	24	621,998	24	534,218	22
Construction (1)	129,032	5	140,659	5	201,876	8
Total commercial loans	2,038,249	79	2,000,703	77	1,875,121	76
Residential mortgage	305,502	12	325,018	13	351,612	14
Consumer	304,376	11	310,508	12	295,158	12
Allowance for loan losses	(56,000)	(2)	(60,339)	(2)	(57,052)	(2)
Net Loans	$2,592,127	100%	$2,575,890	100%	$2,464,839	100%

(1) Includes $58.9 million of commercial, $59.9 million of residential and $10.2 million of owner-occupied construction loans

Asset quality statistics

Leading asset quality indicators continued to be stable with some showing improvement.  Indicators such as Problem Loans (all criticized, classified and nonperforming loans and other real estate owned) continued to decrease and delinquency remained relatively stable at less than 3%.  In addition, during the first quarter of 2011, the loan loss provision declined significantly to $5.9 million from $9.9 million in the fourth quarter of 2010 and $11.4 million in the first quarter of 2010 and reflected improvement in the overall credit quality of the loan portfolio, fewer Problem Loans and a net improvement in loan risk migration.  However, lagging indicators continued to show volatility as the Company experienced an increase in its nonperforming assets and loan workout and OREO costs on its previously identified problem assets.

Problem Loans decreased by 6% in the current quarter and now stand at less than 10% of total loans.  This represents a 24% decrease from their cycle high point in the first quarter of 2010, as the Company has added significant resources during the cycle to proactively manage resolution of problem assets.

Total loan portfolio delinquencies (loans contractually past due 30 days or greater, including delinquent nonperforming loans) remained under 3% at 2.83% of total loans, or $75.0 million, as of March 31, 2011, compared to $63.0 million, or 2.39%, as of December 31, 2010.  The increase was primarily in early stage delinquencies which increased from $26.5 million, or 1.00%, to $40.8 million, or 1.54%, during the quarter.  More than half of this increase was from one problem loan that had been identified and placed on nonaccrual status in a prior period.  Late-stage delinquencies (loans contractually past due 90 days or greater) improved by nine basis points from 1.38% to 1.29% of total loans during the same period.

The following table summarizes current loan portfolio delinquency compared to prior periods.
	At		At		At
(Dollars in thousands)	March 31, 2011		December 31, 2010		March 31, 2010

Total commercial loans	$54,007	2.60%	$40,984	2.03%	$46,592	2.44%
Residential mortgage	17,887	5.93	18,595	6.02	19,014	5.54
Consumer	3,062	1.01	3,372	1.09	5,671	1.94
Total Delinquency	$74,956	2.83%	$62,951	2.39%	$71,277	2.80%

The ratio of nonperforming assets to total assets increased to 2.58% in the first quarter of 2011 from 2.35% in the fourth quarter of 2010. Nonperforming assets increased to $101.8 million as of March 31, 2011 from $92.9 million as of December 31, 2010.  The linked-quarter increase included three land loans which were placed on nonaccrual status and represented nearly half of the Company’s new nonaccrual loans during the quarter.  These inflows outpaced disposition efforts during the seasonally slower winter months.

During the first quarter of 2011, net charge-offs of $10.2 million, or 1.56% (annualized), decreased from $14.0 million, or 2.21% (annualized), reported in the fourth quarter of 2010.  As anticipated, and consistent with the fourth quarter of 2010, net charge-offs continued to exceed the provision for loan losses as the Company utilized its reserves built in prior periods. The decrease in the provision for loan losses in the first quarter of 2011 compared to the fourth quarter of 2010 and the first quarter of 2010 was primarily due to lower Problem Loans and better net loan migration activity during the periods and represents our sixth straight quarterly decline in loan loss provision.

The ratio of the allowance for loan losses to total gross loans decreased 19 basis points to 2.11% as of March 31, 2011.  This decline reflects a decrease in Problem

Loan levels and the utilization of the reserves built in prior quarters for the resolution of previously identified problem loans.

Investments

     At March 31, 2011, the Company’s securities portfolio had a carrying value of $735.3 million, compared to $766.5 million at December 31, 2010.  The portfolio consists of high-quality securities with only one small downgraded security, at a value of $116,000.  The duration of the overall portfolio is short at 2.5 years.  During the first quarter of 2011, the Company sold $46.1 million of mortgage-backed securities as part of its ongoing portfolio management and recognized $415,000 in net securities gains.  The portfolio yield has declined from 4.25% to 3.95% as pay-downs and sales from the past several months were reinvested in short duration, high quality mortgage-backed securities with significantly lower market yields.

Noninterest income

     In the first quarter of 2011, the Company continued to show growth in its noninterest income despite seasonality, the negative impact of Regulation E changes (overdraft charges) to deposit service charges, a recent decline in mortgage banking activity and the impact of fewer days in the quarter.

     During the first quarter of 2011, the Company earned noninterest income of $13.6 million compared to $12.1 million in the fourth quarter of 2010.  Excluding the impact of securities gains and losses, noninterest income increased by $118,000, or 1%, over the previous period.  The linked-quarter comparison was favorably impacted by an increase of $1.2 million in fiduciary and investment management income during the first quarter of 2011, reflecting the first full quarter of income from the integration of Christiana Trust on December 3, 2010.  Offsetting this increase, were decreases of $906,000 in mortgage banking activities and loan fees as a result of lower mortgage refinancing activity during the first quarter of 2011.  Deposit service charges also showed a seasonal decrease of $294,000 compared to the fourth quarter of 2010.

     Noninterest income increased $2.5 million from the $11.1 million reported during the first quarter of 2010.  Excluding the impact of securities gains, noninterest income increased by $2.1 million, or 19%. Noninterest income for the first quarter of 2011 included $1.8 million from Christiana Trust.  Noninterest income increased over first quarter 2010 levels, despite the changes in Regulation E during the second half of 2010.  The increase included credit/debit card and ATM fees, which improved by $370,000 due to increased transaction volume and growth in our Cash Connect ATM division.  Mortgage banking activities also increased by $295,000 over the previous year.  Finally, service charges on deposit accounts decreased by only $315,000 as growth in deposit accounts and proactive actions taken by the Company almost fully offset the impact of the changes in banking regulations (Reg E).

Noninterest expense

     The Company accelerated significant investments originally planned for the future to take advantage of what it believes is a current window of market share opportunity from the significant disruption in its markets.  This led to an increase in expenses for compensation, marketing and infrastructure.  It is anticipated that additional investments will be made as the Company continues to execute on its growth strategies throughout the year.

     Noninterest expense for the first quarter of 2011 totaled $31.4 million compared to $29.9 million in the fourth quarter of 2010.  Included in these totals were $334,000 of Christiana Bank & Trust acquisition integration costs during the first quarter of 2011 and $1.4 million in the fourth quarter of 2010.  Excluding these non-routine items, noninterest expenses increased by $2.6 million, or 9% compared to the fourth quarter of 2010.  This increase included an $816,000 increase in loan workout and OREO expenses during the first quarter.  In addition, approximately $1.3 million of the remaining increase was comprised of costs related to growth of the franchise, including the first full quarter with Christiana Trust integrated into the Company, growth in the branch franchise and the addition of seasoned commercial relationship managers.  The remaining increase represents normal expense growth of approximately 2%.

Noninterest expense for the first quarter of 2011 increased to $31.4 million from $29.6 million in the same period of 2010.  The first quarter of 2011 included non-routine expenses related to the integration of Christiana Bank & Trust of $334,000.  The first quarter of 2010 included a $4.5 million charge for an ATM fraud loss (that was fully recovered in the third quarter of 2010).  Excluding these non-routine costs, noninterest expenses increased by $5.9 million, or 24%, over the first quarter of 2010.  Similar to the linked-quarter comparison, the first quarter of 2011 included a $1.4 million increase in loan workout and OREO expenses.  An additional $2.7 million of the increase was related to the Company’s growth efforts and included ongoing Christiana Trust expenses, seven new, relocated or renovated branches and the addition of ten seasoned commercial relationship managers.  Incentive compensation awards and share-based compensation increased $1.0 million as the Company’s performance significantly improved over prior periods.  The remaining increase represents normal expense growth of 4% over the previous year and included an increase in support costs and the addition of experienced credit, asset disposition and compliance professionals during the year.

Capital management

     The Company’s capital increased by $3.1 million to $370.9 million at March 31, 2011, mainly the result of the earnings for the first quarter of 2011.

     Tangible common book value per share was $33.15 at March 31, 2011, a $0.12 increase from $33.03 reported at December 31, 2010.  The Company’s tangible common equity ratio increased nine basis points to 7.27% at the end of the first quarter.

     At March 31, 2011, the Bank’s core capital ratio of 9.61%, Tier 1 capital ratio of 12.44% and total risk-based capital ratio of 13.69%, all increased from last quarter as a result of first quarter 2011 earnings.  An additional $19 million in cash remains at the holding company as of March 31, 2011 to support the parent company’s cash needs.  All Bank capital ratios continue to maintain a substantial cushion in excess of “well-capitalized” regulatory benchmarks, the highest regulatory capital level.

     The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on May 27, 2011, to shareholders of record as of May 13, 2011.

Niche businesses (included in above results)

The Cash Connect division is a premier provider of ATM vault cash and related services in the United States.  Cash Connect services more than $346 million in vault cash in more than 10,500 non-bank ATMs nationwide and also operates 380 ATMs for WSFS Bank, which includes the largest branded ATM network in Delaware.  Cash Connect recorded $3.3 million in net revenue (fee income less funding costs) during the first quarter of 2011 which was primarily comprised of interest rate-sensitive bailment fees. This represented an increase of $126,000 compared to the fourth quarter of 2010 and an increase of $217,000 compared to the first quarter of 2010 as a result of growth in the division.  Noninterest expenses were $2.2 million during the first quarter of 2011, an increase of $307,000 from the fourth quarter of 2010 and an increase of $636,000 from the first quarter of 2010 (excluding the previously disclosed ATM fraud loss of $4.5 million in the first quarter of 2010, recovered in the third quarter of 2010), due to growth and increased insurance costs related to this business.  As a result, Cash Connect reported pre-tax income of $1.1 million for the first quarter of 2011, $1.3 million for the fourth quarter of 2010 and $1.5 million for the first quarter of 2010 (adjusted for the ATM fraud loss and later recovery).

Income taxes

The Company recorded a $2.4 million income tax provision in the first quarter of 2011 compared to an income tax provision of $715,000 in the fourth quarter of 2010.  The Company’s effective tax rate was 36.2% for the first quarter of 2011 and 25.6% during the fourth quarter of 2010.  The fourth quarter 2010 effective tax rate reflects the impact of the Company’s tax-exempt income on lower pre-tax income.

The tax benefit in the first quarter of 2010 of $1.1 million included $899,000 from a decrease in the Company’s income tax reserve due to the expiration of the statute of limitations on certain tax items.  The Company’s effective tax rate, excluding the statute of limitations related benefit, was 31.2% in the first quarter of 2010.

First Quarter 2011 Earnings Release Conference Call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, April 29, 2011.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until May 6, 2011, by calling 1-800-642-1687 and using Conference ID 62299992.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.0 billion in assets on its balance sheet and $7.7 billion in trust assets under management and administration. WSFS has 43 offices located in Delaware (36), Pennsylvania (5), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.
* * *
Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of its financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from the Company’s participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans; and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended
	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
Interest income:
Interest and fees on loans	$31,956	$31,850	$31,223
Interest on mortgage-backed securities	7,026	7,842	9,032
Interest and dividends on investment securities	170	120	303
Other interest income	-	-	-
	39,152	39,812	40,558
Interest expense:
Interest on deposits	5,223	5,442	6,294
Interest on Federal Home Loan Bank advances	2,727	2,940	3,977
Interest on trust preferred borrowings	336	343	329
Interest on other borrowings	612	634	615
	8,898	9,359	11,215

Net interest income	30,254	30,453	29,343
Provision for loan losses	5,908	9,903	11,410

Net interest income after provision for loan losses	24,346	20,550	17,933

Noninterest income:
Credit/debit card and ATM income	4,740	4,776	4,370
Deposit service charges	3,564	3,858	3,879
Fiduciary & investment management income	2,827	1,595	1,065
Loan fee income	685	1,027	680
Mortgage banking activities, net	547	1,111	252
Bank-owned life insurance income	179	136	196
Securities gains (losses), net	415	(993)	-
Other income	682	603	699
	13,639	12,113	11,141
Noninterest expenses:
Salaries, benefits and other compensation	14,816	13,456	11,986
Occupancy expense	2,838	2,513	2,562
Loan workout and OREO expense	2,483	1,667	1,097
FDIC expenses	1,764	1,782	1,643
Equipment expense	1,614	1,660	1,469
Data processing and operations expense	1,417	1,047	1,286
Professional fees	1,123	1,561	1,018
Marketing expense	951	881	704
Acquisition integration costs	334	1,366	-
Non-routine ATM loss	-	-	4,491
Other operating expenses	4,047	3,935	3,377
	31,387	29,868	29,633

Income (loss) before taxes	6,598	2,795	(559)
Income tax provision (benefit)	2,392	715	(1,073)
Net income	4,206	2,080	514
Dividends on preferred stock and accretion of discount	692	694	692
Net income (loss) allocable to common stockholders	$3,514	$1,386	$(178)

Diluted earnings per common share:
Net income (loss) allocable to common stockholders	$0.40	$0.16	$(0.03)

Weighted average common shares outstanding for diluted EPS	8,730,043	8,650,382	7,084,197

Performance Ratios:
Return on average assets (a)	0.43%	0.22%	0.05%
Return on average equity (a)	4.54	2.23	0.67
Net interest margin (a)(b)	3.56	3.63	3.57
Efficiency ratio (c)	71.07	69.72	72.71
Noninterest income as a percentage of total revenue (b)	30.88	28.27	27.34
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
Assets:
Cash and due from banks	$65,215	$49,932	$58,920
Cash in non-owned ATMs	328,837	326,573	263,330
Investment securities (d)(e)	38,594	52,451	45,024
Other investments	35,880	37,790	40,055
Mortgage-backed securities (d)	696,051	713,358	759,743
Net loans (f)(g)(n)	2,592,127	2,575,890	2,464,839
Bank owned life insurance	64,422	64,243	60,450
Other assets	130,425	133,281	119,970
Total assets	$3,951,551	$3,953,518	$3,812,331
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$505,154	$468,098	$435,812
Interest-bearing deposits	2,150,945	2,093,670	1,852,812
Total customer deposits	2,656,099	2,561,768	2,288,624
Brokered deposits	164,267	249,006	328,787
Total deposits	2,820,366	2,810,774	2,617,411

Federal Home Loan Bank advances	498,165	488,959	615,454
Other borrowings	235,438	258,647	243,226
Other liabilities	26,665	27,316	29,725

Total liabilities	3,580,634	3,585,696	3,505,816

Stockholders' equity	370,917	367,822	306,515

Total liabilities and stockholders' equity	$3,951,551	$3,953,518	$3,812,331

Capital Ratios:
Equity to asset ratio	9.39%	9.30%	8.04%
Tangible equity to asset ratio	8.61	8.52	7.71
Tangible common equity to asset ratio	7.27	7.18	6.33
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	9.61	9.49	8.55
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	12.44	12.36	11.07
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	13.69	13.62	12.33

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$85,874	$76,767	$63,766
Troubled debt restructuring (accruing)	7,646	7,107	7,595
Assets acquired through foreclosure	8,311	9,024	10,711
Total nonperforming assets	$101,831	$92,898	$82,072

Past due loans (i)	$1,000	$465	$673

Allowance for loan losses	$56,000	$60,339	$57,052

Ratio of nonperforming assets to total assets	2.58%	2.35%	2.15%
Ratio of allowance for loan losses to total gross
loans (j)	2.11	2.30	2.27
Ratio of allowance for loan losses to nonaccruing
loans	65	79	89
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	1.56	2.21	1.24
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)	Three months ended
		Mar 31, 2011			Dec 31, 2010			Mar 31, 2010
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$755,256	$8,860	4.69%	$734,177	$8,680	4.73%	$744,510	$8,573	4.61%
Residential real estate loans (n)	314,677	3,862	4.91	333,784	4,103	4.92	355,643	4,603	5.18
Commercial loans	1,253,433	15,381	4.99	1,198,072	15,460	5.14	1,124,398	14,427	5.23
Consumer loans	307,873	3,853	5.08	292,633	3,607	4.89	299,711	3,620	4.90
Total loans (n)	2,631,239	31,956	4.90	2,558,666	31,850	5.02	2,524,262	31,223	4.99
Mortgage-backed securities (d)	711,852	7,026	3.95	738,266	7,842	4.25	707,432	9,032	5.11
Investment securities (d)(e)	47,806	170	1.42	51,495	120	0.93	45,180	303	2.68
Other interest-earning assets (o)	37,596	-	-	39,417	-	-	39,998	-	-
Total interest-earning assets	3,428,493	39,152	4.60	3,387,844	39,812	4.73	3,316,872	40,558	4.92

Allowance for loan losses	(61,883)			(63,560)			(56,686)
Cash and due from banks	59,527			73,953			62,928
Cash in non-owned ATMs	312,580			264,720			252,546
Bank owned life insurance	64,303			61,921			60,324
Other noninterest-earning assets	124,166			103,297			115,480
Total assets	$3,927,186			$3,828,175			$3,751,464

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$301,563	$120	0.16%	$281,658	$114	0.16%	$252,916	$111	0.18%
Money market	729,072	842	0.47	681,101	990	0.58	589,638	1,192	0.82
Savings	298,442	306	0.42	248,367	132	0.21	229,593	112	0.20
Customer time deposits	781,955	3,729	1.93	775,036	3,905	2.00	743,967	4,362	2.38
Total interest-bearing customer deposits	2,111,032	4,997	0.96	1,986,162	5,141	1.03	1,816,114	5,777	1.29
Brokered deposits	198,233	226	0.46	256,121	301	0.47	337,860	517	0.62
Total interest-bearing deposits	2,309,265	5,223	0.92	2,242,283	5,442	0.96	2,153,974	6,294	1.19

FHLB of Pittsburgh advances	515,600	2,727	2.12	452,717	2,940	2.54	604,950	3,977	2.63
Trust preferred borrowings	67,011	336	2.01	67,011	343	2.00	67,011	329	1.96
Other borrowed funds	175,726	612	1.39	202,197	634	1.25	176,050	615	1.40
Total interest-bearing liabilities	3,067,602	8,898	1.16	2,964,208	9,359	1.26	3,001,985	11,215	1.49

Noninterest-bearing demand deposits	468,022			458,327			415,172
Other noninterest-bearing liabilities	20,911			32,966			25,595
Stockholders' equity	370,651			372,674			308,712
Total liabilities and stockholders' equity	$3,927,186			$3,828,175			$3,751,464

Excess of interest-earning assets
over interest-bearing liabilities	$360,891			$423,636			$314,887

Net interest and dividend income		$30,254			$30,453			$29,343

Interest rate spread			3.44%			3.47%			3.43%

Net interest margin			3.56%			3.63%			3.57%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended
	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010

Stock Information:

Market price of common stock:
High	$49.57	$50.90	$39.75
Low	40.01	36.60	25.28
Close	47.10	47.44	39.00
Book value per common share	43.16	43.15	43.19
Tangible book value per common share	39.22	39.15	41.29
Tangible common book value per common share	33.15	33.03	33.87
Number of common shares outstanding (000s)	8,595	8,525	7,097
Other Financial Data:
One-year repricing gap to total assets (m)	5.90%	5.26%	3.14%
Weighted average duration of the MBS portfolio	2.5 years	2.1 years	2.5 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$6,826	$6,995	$3,563
Number of Associates (FTEs)	707	695	649
Number of offices (branches, LPO's and operations centers)	42	43	37
Number of WSFS owned ATMs	380	332	367

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Includes general reserves only.
(l) Nonperforming loans are included in average balance computations.
(m) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n) Includes loans held-for-sale.
(o) The FHLB of Pittsburgh has suspended dividend payments as of December 31, 2008.